UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2018

Textmunication Holdings Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1940 Contra Costa Blvd. Pleasant Hill, CA	94523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 925-777-2111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

Textmunication Holdings, Inc. (“TXHD”) entered into Advisory Agreements with Mr. Thomas DiBenedetto and Mr. Joseph Griffin on July 9th, 2018.

Mr. DiBenedetto will advise Textmunication on business execution, growth initiatives and strategic investment opportunities. Mr. Joseph Griffin will join Textmunication as a financial investment advisor. In his role, he will advise the company on strategic investment opportunities and investment execution.

Mr. DiBenedetto has over 40 years’ experience in the investment business, having worked as an investment banker in New York with Morgan Stanley & Co., Salomon Brothers, Inc. and Allen & Company, Incorporated. He is the founder and principal stockholder of two investment firms, Boston International Group and its affiliate, Junction Investors, Ltd. During his career, he has also been involved in financing, developing and investing in real estate. Since 1984, he has been a director of Alexander’s, Inc. where he assisted in the company’s transition from a retail and merchandising business to a real estate investment trust. Alexander’s is an affiliate of Vornado Realty, Inc., one of the largest real estate companies in the United States.

Mr. DiBenedetto began investing in private technology companies in 1978 when he was at Allen & Company, Incorporated. He has developed and sold two cellular telephone companies and has been a founder/director of several technology companies including Voice Signal Technologies, Inc., the worldwide leading mobile voice recognition business which was sold to Nuance Communications in 2007 for $300 million; Fortelligent, Inc., a predictive modeling firm which was sold to WPP, Inc. in 2007; Shaser Bioscience, a consumer personal products company acquired in 2012 by Spectrum Brands in a deal valued at $100 million; and Semantic Machines, a conversational Artificial Intelligence (AI) company which was recently acquired by Microsoft.

Mr. DiBenedetto serves as Chairman of Burst LLC. Burst is a leading mobile video technology company helping content creators unlock the power of mobile video. The Burst platform is utilized by media companies, publishers and brands who want to leverage the power of both user-generated and “controlled” content. Mr. DiBenedetto has invested in many start-up and microcap companies throughout his career including Nuro Retention, a provider of higher education retention software; Likeable Local Inc., an integrated social media software solution for small businesses to build, engage and grow their online presence; CYBRIC, a security platform firm that automates application security testing tools across the software development lifecycle; Countable, a political media platform streamlining American citizen’s communication with their representatives; LetsAllDoGood, a mobile platform allowing non-profits to send push notifications to their supporters; and DataVis, a platform designed to address the need for data-driven analytics and decision support for law enforcement and security markets.

He has been active internationally for over 30 years. Mr. DiBenedetto is Chairman of Jefferson Waterman International, a Washington, D.C. based business intelligence and government relations firm, and a major shareholder of Moscow-based Infotecs International, LLC, a telecommunications and internet security firm.

Mr. DiBenedetto is a partner in the Fenway Sports Group LLC (FSG), the parent company of the Boston Red Sox and Liverpool Football Club, a Premier League Soccer team. In 2011, he led a group in the acquisition and control of AS Roma, one of the leading global football clubs where he is currently a Director.

He graduated with honors in Economics from Trinity College, has an MBA from the University of Pennsylvania’s Wharton School of Business and was a research fellow at the Massachusetts Institute of Technology (MIT). He has served on the Leadership Council at the John F. Kennedy School of Government’s Center for Business and Government at Harvard University. He was a long-time Trustee at Trinity College in Hartford, Connecticut and has served on several higher education and non-profit boards.

“I’ve been watching Textmunication evolve over the past six months in managing their business execution and technology initiatives,” stated Mr. DiBenedetto. I’m excited to help guide Textmunication into new strategic partnerships utilizing their advanced mobile communication platform”.

Mr. Joseph Griffin will join Textmunication as a financial investment advisor and investor to the company. In his role, he will advise Textmunication on strategic investment opportunities and investment execution.

Mr. Griffin, a retired Wall Street executive, spent his career with two firms: Century Capital Associates, a flexible equity-oriented investment advisor with over $2 billion in assets and Renaissance Technologies Corporation, a money management firm with over $5 billion in assets dedicated to investment management through mathematical methods.

Mr. Griffin graduated from Greensboro College and pursued his graduate studies at the University of North Carolina Law School at Chapel Hill and the Executive MBA program at Pace University in New York. Mr. Griffin is a charter member of the Advisory Council of the Association of Investment Management Sales Executives was a member of the Board of Trustees at Greensboro College, Greensboro, North Carolina.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 1	Thomas DiBenedetto Press Release from July 10, 2018
Exhibit 2	Joseph Griffin Press Release from July 11, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Textmunication Holdings.

/s/ Wais Asefi
Wais Asefi
Chief Executive Officer
Date: July 11, 2018